Exhibit 99.2
The RealReal Third Quarter 2023 Stockholder Letter
November 7, 2023

Dear Stockholders,

For the third quarter of 2023, we reported revenue and Adjusted EBITDA that exceeded the high-end of our guidance and gross merchandise value (“GMV”) that exceeded the mid-point of our guidance range.

Our strategic shift to re-focus on the higher-margin portion of the consignment business is delivering significant progress in our results. During the third quarter, the consignor commission structure changes we implemented in November 2022 drove higher take rates and, by design, reduced lower-value consignments (items generally under $100). Fewer lower-value items to process combined with efficiencies realized in our operations reduced our variable costs compared to the prior year period. Furthermore, we continued to transition away from transactions involving company-owned inventory (i.e., direct revenue), which helped to improve our gross margin rate. Taken together, these actions resulted in a higher take rate, a higher gross margin rate, higher gross profit, reduced company-owned inventory, and a significantly improved Adjusted EBITDA compared to the prior year period. In fact, today we reported our best quarter of Adjusted EBITDA loss since the company’s IPO in 2019.

For the third quarter of 2023, we generated GMV of $408 million, a year-over-year decrease of 8%, and revenue of $133 million, a year-over-year decrease of 7%. Revenue from consigned items grew 10% while direct revenue was 49% lower year-over-year. Third quarter gross margin was 70.6%, an improvement of over 1,000 basis points year-over-year. We believe the changes implemented in late 2022 and 2023 reset the company to a slightly smaller yet more profitable business.

Our third quarter 2023 Adjusted EBITDA was $(7) million, or (5)% of total revenue, compared to $(28) million, or (20)% of total revenue in the third quarter of 2022. We ended the third quarter of 2023 with $187 million of cash and cash equivalents, and restricted cash, consisting of $171 million of cash and cash equivalents, and $16 million of restricted cash relating to letters of credit collateral. At the end of the third quarter, net inventory was $25 million, a decrease of $38 million compared to the prior year period, and a decrease of $18 million compared to the end of 2022.

We continue to make progress on our key initiatives: (1) grow profitable supply, (2) improve efficiency, and (3) pursue new revenue streams. To grow profitable supply, in November 2022 we updated our consignor commission rates with the goals of optimizing our take rate, limiting consignment of lower-value items, and increasing consignment of higher-value items. We believe the changes we made have been effective in achieving the stated goals, and we also believe there is further opportunity to drive mid-value supply.

The second key initiative, to improve efficiency, is focused on our authentication center operations. For years, we have been developing technology that enables us to continue to scale the business in a cost-efficient manner. We also accelerated certain projects in our authentication centers to use automation to drive productivity. For example, earlier this year, we installed a dynamic racking system and automatic-packer machines in our authentication centers, which increases goods conveyance and enables our employees to operate more safely and efficiently. We believe there are further opportunities in our operations to enhance productivity through both high-tech and low-tech solutions.

Regarding the third key initiative of new revenue streams, we are pursuing opportunities to capitalize on our highly engaged member base. We continue to test advertising on our website and we are exploring other new streams of revenue including a product warranty program and return insurance. We look forward to providing more details in the coming quarters.

With regard to our outlook and based on market conditions as of November 7, 2023, we are updating our full year 2023 guidance today and providing the following guidance for the fourth quarter 2023 for GMV, total revenue and Adjusted EBITDA:

	Q4 2023	Full Year 2023
GMV	$430 - $460 million	$1.705 billion - $1.735 billion
Total Revenue	$135 - $145 million	$540 - $550 million
Adjusted EBITDA	$(5) - $0 million	$(62) - $(57) million

Notably, we continue to believe that The RealReal will deliver positive Adjusted EBITDA on a full year basis in 2024.

Over the past year, we made significant changes to our strategy and tactics, and we believe we will grow the profitable portion of our consignment revenue as we prove out our business model and continue to lead the luxury resale space.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).

Executive Summary & Key Takeaways

▪Third Quarter 2023 Financial Results Better Than Anticipated: Today, we reported financial results for the third quarter of 2023; total revenue and Adjusted EBITDA exceeded the high-end of our third quarter guidance range and GMV exceeded the mid-point of our guidance.

▪Key Initiatives Driving Improved Results: The key initiatives are (1) grow profitable supply, (2) improve efficiency, and (3) pursue new revenue streams.

▪Guidance for Fourth Quarter and Full Year 2023: Today, we provided forward-looking financial guidance for the fourth quarter of 2023 and updated our full year 2023 guidance.

▪Timeline to Profitability: We continue to believe we are on track to deliver positive Adjusted EBITDA on a full year basis in 2024.

In September, we announced that Robert Julian will step down from his role as Chief Financial Officer of the Company effective on the earlier of January 31, 2024 or the date a new Chief Financial Officer assumes the position. I appreciate Robert’s contributions over the past two years and wish him well in his future endeavors.

In closing, I want to thank our team at The RealReal for their efforts to fulfill our mission, promote the circular economy, and deliver world-class client service. Importantly, we want to thank our more than 34 million members as they join us as we extend the life of luxury and make fashion more sustainable.

Sincerely,
John E. Koryl
CEO of The RealReal

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “target,” “contemplate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events and uncertainty surrounding macro-economic trends, disruptions in the financial industry, inflation and the COVID-19 pandemic, our ability to achieve anticipated savings in connection with the savings plan implemented in February 2023, our ability to efficiently drive growth in consignors and buyers through our marketing and advertising activity, our ability to successfully implement our growth strategies and their capacity to help us achieve profitability or generate sustainable revenue and profit, and our financial guidance, timeline to profitability, and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the public health emergencies on our operations and our business environment, inflation, macroeconomic uncertainty, disruptions in the financial industry, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of total net revenue (“Adjusted EBITDA Margin”), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax expense on employee stock transactions, restructuring, CEO separation benefits, CEO transition costs, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax expense on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax expense will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Total revenue	$133,172	$142,703	$405,931	$443,838
Adjusted EBITDA Reconciliation:
Net loss	$(22,949)	$(47,258)	$(146,779)	$(157,835)
Depreciation and amortization	7,744	7,195	23,530	20,255
Interest income	(2,260)	(1,002)	(6,717)	(1,360)
Interest expense	2,673	2,675	8,018	8,014
Provision for income taxes	47	63	247	96
EBITDA	(14,745)	(38,327)	(121,701)	(130,830)
Stock-based compensation (1)	8,536	10,841	26,293	37,020
CEO separation benefits (2)	—	—	—	902
CEO transition costs(3)	—	452	159	1,018
Payroll taxes expense on employee stock transactions	74	137	142	412
Legal fees reimbursement benefit (4)	—	(1,400)	—	(1,400)
Legal settlement	—	152	1,100	456
Restructuring (5)	(856)	—	37,396	275
Other (income) expense, net	—	(6)	—	(133)
Adjusted EBITDA	$(6,991)	$(28,151)	$(56,611)	$(92,280)
Adjusted EBITDA (% of revenue)	(5.2)%	(19.7)%	(13.9)%	(20.8)%
(1) The stock-based compensation expense for the nine months ended September 30, 2022 includes a one-time charge of $1.0 million related to the modification of certain equity awards pursuant to the terms of the transition and separation agreement entered into with our founder, Julie Wainwright, in connection with her resignation as Chief Executive Officer (“CEO”) on June 6, 2022 (the “Separation Agreement”).
(2) The CEO separation benefit charges for the nine months ended September 30, 2022 consists of base salary, bonus and benefits for the 2022 fiscal year, as well as an additional twelve months of base salary and benefits payable to Julie Wainwright pursuant to the Separation Agreement.
(3) The CEO transition charges for the three and nine months ended September 30, 2022 consist of general and administrative fees, including legal and recruiting expenses, as well as retention bonuses for certain executives incurred in connection with our founder's resignation. The CEO transition charges for the nine months ended September 30, 2023 consists of retention bonuses for certain executives incurred in connection with our founder's resignation on June 6, 2022.
(4) During the three and nine months ended September 30, 2022, we received insurance reimbursement of $1.4 million related to a legal settlement expense.
(5) Restructuring for the three and nine months ended September 30, 2022 consists of employee severance payments and benefits. Restructuring for the three and nine months ended September 30, 2023 consists of impairment of right-of-use assets and property and equipment, employee severance charges, gain on lease terminations, and other charges, including legal and transportation expenses.